EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			19-003

Date: February 18, 2019	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2018 Results

HOUSTON, TX - Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss of $13.7 million, or $(0.09) per diluted share, for the fourth quarter of 2018 compared to net income of $50.6 million, or $0.34 per diluted share, for the same period in 2017 and net income of $27.1 million, or $0.18 per diluted share, for the third quarter of 2018. Net income for the year ended December 31, 2018 was $28.6 million, or $0.19 per diluted share, compared to net income of $30.1 million, or $0.20 per diluted share, for the year ended December 31, 2017. Net income in the fourth quarter of 2017 included a non-cash benefit of approximately $51.6 million, or $0.35 per diluted share, related to the U.S. tax law changes enacted in December 2017.

Helix reported Adjusted EBITDA1 of $23.2 million for the fourth quarter of 2018 compared to $32.4 million for the fourth quarter of 2017 and $58.6 million for the third quarter of 2018. Adjusted EBITDA for the year ended December 31, 2018 was $161.7 million compared to $107.2 million for the year ended December 31, 2017. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2018	12/31/2017	9/30/2018	12/31/2018	12/31/2017

Revenues	$158,356	$163,266	$212,575	$739,818	$581,383

Gross Profit	$13,811	$23,483	$51,993	$121,684	$62,166
	9%	14%	24%	16%	11%

Non-cash Losses on Equity Investment	$(3,430)	$(1,800)	$—	$(3,430)	$(1,800)

Net Income (Loss)	$(13,747)	$50,580	$27,121	$28,598	$30,052

Diluted Earnings (Loss) Per Share	$(0.09)	$0.34	$0.18	$0.19	$0.20

Adjusted EBITDA [1]	$23,238	$32,415	$58,636	$161,709	$107,216

Cash and cash equivalents	$279,459	$266,592	$325,092	$279,459	$266,592

Cash flows from operating activities	$45,917	$20,315	$63,161	$196,744	$51,638

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Despite the continued challenging energy market and the seasonal slowdown in the North Sea, our results for the quarter and year reflect our continued efforts at improving operations and reducing costs. In 2018, the increase in revenue and income from operations was driven by a full year of activity in Brazil and cost reductions and execution of operations in Robotics and throughout the company. In 2019, we will continue our efforts to improve our operations, reduce our costs and seek opportunities to stimulate customer activity in this challenging market.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2018	12/31/2017	9/30/2018	12/31/2018	12/31/2017
Revenues:
Well Intervention	$114,799	$107,122	$154,441	$560,568	$406,341
Robotics	38,420	50,677	54,340	158,989	152,755
Production Facilities	15,859	16,387	15,877	64,400	64,352
Intercompany Eliminations	(10,722)	(10,920)	(12,083)	(44,139)	(42,065)
Total	$158,356	$163,266	$212,575	$739,818	$581,383

Income (Loss) from Operations:
Well Intervention	$4,869	$15,377	$34,427	$87,643	$52,733
Robotics	(1,236)	(4,976)	5,601	(14,054)	(42,289)
Production Facilities	6,344	7,448	6,694	27,263	28,172
Corporate / Other / Eliminations	(13,467)	(11,091)	(15,345)	(49,309)	(39,746)
Total	$(3,490)	$6,758	$31,377	$51,543	$(1,130)

Fourth Quarter Results

Well Intervention
Well Intervention revenues in the fourth quarter of 2018 decreased $39.6 million, or 26%, from the previous quarter. The decrease in revenues was primarily the result of lower vessel utilization and rates in the Gulf of Mexico and the seasonal slowdown in the North Sea. These reductions were partially offset by an increase in revenues due to higher vessel utilization in Brazil. Overall utilization decreased to 79% in the fourth quarter of 2018 compared to 91% in the third quarter of 2018.
Well Intervention revenues increased $7.7 million, or 7%, in the fourth quarter of 2018 compared to the fourth quarter of 2017. The increase was primarily due to 75 additional vessel days in the fourth quarter of 2018 compared to the fourth quarter of 2017 with the introduction of the Siem Helix 2 in that quarter as well as increased utilization and rates in the North Sea compared to the fourth quarter of 2017. These increases were partially offset by a decrease in revenues in the Gulf of Mexico due to lower vessel utilization and rates in the fourth quarter of 2018 compared to the fourth quarter of 2017.

Robotics
Robotics revenues in the fourth quarter of 2018 decreased by $15.9 million, or 29%, from the previous quarter. The decrease was driven by a reduction in trenching work in the North Sea and lower chartered vessel and ROV utilization compared to the previous quarter. Chartered vessel utilization decreased to 78% in the fourth quarter of 2018, which includes 60 spot vessel days, from 98% in the third quarter of 2018, which includes 113 spot vessel days. ROV asset utilization decreased to 36%, including 151 trenching days, in the fourth quarter of 2018 from 42%, including 219 trenching days, in the third quarter of 2018.
Robotics revenues decreased $12.3 million, or 24%, in the fourth quarter of 2018 from the fourth quarter of 2017. Vessel utilization was 78% in the fourth quarter of 2018 compared to 85% in the fourth quarter of 2017. ROV asset utilization decreased to 36% in the fourth quarter of 2018 from 41% in the fourth quarter of 2017, and the fourth quarter of 2018 included 26 fewer trenching days compared to the same quarter in 2017. One ROV and one ROVDrill were retired during the fourth quarter 2018. Robotics operating income improved by $3.7 million in the fourth quarter of 2018 compared to the fourth quarter of 2017 due to cost reductions year over year.

Selling, General and Administrative
Selling, general and administrative expenses were $17.3 million, or 10.9% of revenue, in the fourth quarter of 2018 compared to $20.8 million, or 9.8% of revenue, in the third quarter of 2018. The decrease in expenses was principally attributable to decreased costs associated with our employee share-based compensation awards linked to our stock price, offset in part by increased costs related to employee incentive compensation and other employee benefits compared to the third quarter.

Other Income and Expenses
During the fourth quarter of 2018 we recognized losses on our investment in Independence Hub LLC of $3.4 million compared to losses of $1.8 million in the fourth quarter of 2017. Other expense, net was $3.1 million in the fourth quarter of 2018 compared to $0.7 million in the third quarter of 2018. The increase was primarily due to an increase in net foreign currency losses quarter over quarter.

Cash flows
Capital expenditures and dry dock costs totaled $81.7 million and $1.6 million, respectively, in the fourth quarter of 2018 compared to $13.5 million and $0.2 million in the third quarter of 2018 and $99.7 million and $0.0 million in the fourth quarter of 2017. Our capital expenditures in the fourth quarter of 2018 and 2017 each included a $69.2 million installment payment to the shipyard for the Q7000.
Operating cash flow decreased to $45.9 million in the fourth quarter of 2018 compared to $63.2 million in the third quarter of 2018, primarily due to a decrease in operating income offset in part by net reductions in working capital. Operating cash flow in the fourth quarter of 2018 increased by $25.6 million year over year due primarily to higher net income and changes in working capital.
Free cash flow was $(35.7) million in the fourth quarter of 2018 compared to $49.7 million in the third quarter of 2018. The decrease was primarily due to lower operating cash flow and higher capital expenditures in the fourth quarter, including a $69.2 million shipyard payment for the Q7000. Free cash flow in the fourth quarter of 2018 increased $43.7 million year over year due to higher operating cash flow on higher earnings and reduced capital expenditures resulting from the completion of the Siem Helix 1 and Siem Helix 2 vessels during 2017. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Full Year Results

Well Intervention
Well Intervention revenues of $560.6 million grew by $154.2 million, or 38%, from 2017 levels, driven primarily by a full year of operations in Brazil by the Siem Helix 1 and Siem Helix 2, improved utilization in the North Sea, and higher IRS rental unit revenues, partially offset by decreased vessel utilization in the Gulf of Mexico. Overall vessel utilization improved to 83% in 2018 compared to 77% in 2017.

Robotics
Robotics revenues of $159 million grew by $6.2 million, or 4%, from 2017 levels. The increase was the result of higher trenching activity in the North Sea and overall vessel utilization growth, offset in part by lower ROV utilization. Trenching days increased to 560 days in 2018 from 350 days in 2017, and overall vessel utilization was 76% in 2018 compared to 69% in 2017. Overall ROV utilization decreased to 37% in 2018 compared to 42% in 2017. Robotics operating loss decreased by $28.2 million in 2018 due to a reduction in operating costs and an increase in revenues.

Selling, General and Administrative
Selling, general and administrative expenses were $70.3 million, or 9.5% of revenue, in 2018 compared to $63.3 million, or 10.9% of revenue, in 2017. The increase was primarily related to increased costs related to employee incentive compensation and other employee benefits.

Cash flows
Capital expenditures and dry dock costs totaled $137.1 million and $4.1 million, respectively, in 2018 compared to $231.1 million and $10.1 million in 2017. Capital expenditures decreased primarily due to the completion of the Siem Helix 1 and Siem Helix 2 vessels in 2017.
Operating cash flow increased to $196.7 million in 2018 compared to $51.6 million in 2017, primarily due to an improvement in operating income and reductions in working capital. Free cash flow was $59.7 million in 2018 compared to $(169.5) million in 2017. The increase was due to higher operating cash flows in 2018 and lower capital expenditures 2018. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents at December 31, 2018 were $279.5 million. Consolidated long-term debt decreased to $440.3 million at December 31, 2018 from $448.0 million at September 30, 2018. Consolidated net debt at December 31, 2018 was $160.9 million. Net debt to book capitalization at December 31, 2018 was 9%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its fourth quarter 2018 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Tuesday, February 19, 2019 at 9:00 a.m. Central Time, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-926-6734 for participants in the United States and 1-212-231-2939 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available at “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, other income or cash flow data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including Helix’s most recently filed Annual Report on Form 10-K and in Helix’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net revenues	$158,356	$163,266	$739,818	$581,383
Cost of sales	144,545	139,783	618,134	519,217
Gross profit	13,811	23,483	121,684	62,166
Gain (loss) on disposition of assets, net	—	—	146	(39)
Selling, general and administrative expenses	(17,301)	(16,725)	(70,287)	(63,257)
Income (loss) from operations	(3,490)	6,758	51,543	(1,130)
Equity in losses of investment	(3,540)	(1,911)	(3,918)	(2,368)
Net interest expense	(3,007)	(3,298)	(13,751)	(18,778)
Loss on extinguishment of long-term debt	—	—	(1,183)	(397)
Other expense, net	(3,099)	(815)	(6,324)	(1,434)
Other income - oil and gas	563	539	4,631	3,735
Income (loss) before income taxes	(12,573)	1,273	30,998	(20,372)
Income tax provision (benefit)	1,174	(49,307)	2,400	(50,424)
Net income (loss)	$(13,747)	$50,580	$28,598	$30,052

Earnings (loss) per share of common stock:
Basic	$(0.09)	$0.34	$0.19	$0.20
Diluted	$(0.09)	$0.34	$0.19	$0.20

Weighted average common shares outstanding:
Basic	146,769	146,001	146,702	145,295
Diluted	146,769	146,081	146,830	145,300

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 31, 2018	Dec. 31, 2017	(in thousands)	Dec. 31, 2018	Dec. 31, 2017
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$279,459	$266,592	Accounts payable	$54,813	$81,299
Accounts receivable, net	119,875	143,283	Accrued liabilities	85,594	71,680
Other current assets	51,594	41,768	Income tax payable	3,829	2,799
Total Current Assets	450,928	451,643	Current maturities of long-term debt (1)	47,252	109,861
			Total Current Liabilities	191,488	265,639

			Long-term debt (1)	393,063	385,766
			Deferred tax liabilities	105,862	103,349
Property & equipment, net	1,826,745	1,805,989	Other non-current liabilities	39,538	40,690
Other assets, net	70,057	105,205	Shareholders' equity (1)	1,617,779	1,567,393
Total Assets	$2,347,730	$2,362,837	Total Liabilities & Equity	$2,347,730	$2,362,837

(1)
Net debt to book capitalization - 9% at December 31, 2018. Calculated as net debt (total long-term debt less cash and cash equivalents - $160,856) divided by the sum of net debt and shareholders' equity ($1,778,635).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended			Year Ended
	12/31/2018	12/31/2017	9/30/2018	12/31/2018	12/31/2017
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(13,747)	$50,580	$27,121	$28,598	$30,052
Adjustments:
Income tax provision (benefit)	1,174	(49,307)	841	2,400	(50,424)
Net interest expense	3,007	3,298	3,249	13,751	18,778
Loss on extinguishment of long-term debt	—	—	2	1,183	397
Other expense, net	3,099	815	709	6,324	1,434
Depreciation and amortization	27,183	26,075	27,680	110,522	108,745
Non-cash losses on equity investment	3,430	1,800	—	3,430	1,800
EBITDA	24,146	33,261	59,602	166,208	110,782
Adjustments:
(Gain) loss on disposition of assets, net	—	—	(146)	(146)	39
Realized losses from foreign exchange contracts not designated as hedging instruments	(908)	(846)	(820)	(3,224)	(3,605)
Other than temporary loss on note receivable	—	—	—	(1,129)	—
Adjusted EBITDA	$23,238	$32,415	$58,636	$161,709	$107,216

Free Cash Flow:
Cash flows from operating activities	$45,917	$20,315	$63,161	$196,744	$51,638
Less: Capital expenditures, net of proceeds from sale of assets	(81,652)	(99,699)	(13,437)	(137,058)	(221,127)
Free cash flow	$(35,735)	$(79,384)	$49,724	$59,686	$(169,489)

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, other income or cash flow data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.